As filed with the Securities and Exchange Commission on August 4, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOPHYTIS S.A.

(Exact name of registrant as specified in its charter)

France	2834	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Biophytis S.A.

Sorbonne University—BC 9, Bâtiment A 4ème étage

4 place Jussieu

75005 Paris, France

+33 1 44 27 23 00

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wendy Grasso, Esq.

Tadashi Okamoto, Esq.

Marc Fredj, Esq.

Reed Smith LLP

599 Lexington Avenue

New York, New York 10022

+1 212 521 5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 4, 2023

Up to 133,333,400 Ordinary Shares represented by 1,333,334 American Depositary Shares

This prospectus relates to the resale, by the selling shareholder identified in this prospectus, of up to an aggregate of 133,333,400 ordinary shares, €0.01 nominal value, of Biophytis S.A., represented by 1,333,334 American Depository Shares (“ADSs”), issuable upon the exercise of warrants issued to the selling shareholder (the “Ordinary Warrants”) in a private placement concurrently with a registered direct offering in July 2023.

The selling shareholder is identified in the table on page 9. Each ADS represents 100 ordinary shares. No ADSs are being registered hereunder for sale by us. We will not receive any proceeds from the sale of ordinary shares represented by ADSs by the selling shareholder. All net proceeds from the sale of ADSs covered by this prospectus will go to the selling shareholder. However, we will receive proceeds from the exercise of any Ordinary Warrants exercised by the selling shareholder. The exercise price of the Ordinary Warrants is $3.00 (or €2.66) per ADS. See “Use of Proceeds.”

The selling shareholder may sell all or any portion of the ordinary shares represented by ADSs from time to time in market transactions through any market on which the ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

The ADSs are listed on Nasdaq under the symbol “BPTS”. On August 3, 2023, the closing price of the ADSs on Nasdaq was US $1.45 per ADS. Our ordinary shares also trade on the Euronext Growth Paris, or Euronext, under the symbol “ALBPS.” On August 3, 2023, the last reported sale price of our ordinary shares on Euronext was €0.0151 (or $0.0165) per share (translated solely for convenience into dollars at an exchange rate of €1.00-$1.0932, the reference exchange rate of the European Central Bank on August 3, 2023). There is no established market for the Ordinary Warrants.

We are an “emerging growth company” and a “foreign private issuer”, each as defined under federal securities laws, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary - Implications of Being an Emerging Growth Company” and “Prospectus Summary - Implications of Being a Foreign Private Issuer” for additional information.”

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information that is contained in this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the ordinary shares represented by ADSs offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Our audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Our consolidated financial statements are presented in euros, and unless otherwise specified, all monetary amounts are in euros. For the convenience of the reader, we have translated some of our financial information into U.S. dollars. Unless otherwise indicated, these translations were made at the reference exchange rate of the European Central Bank (€1.00 = $1.0666 at December 31, 2022 and €1.00 = $1.0970 at August 1, 2023). Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of euros at the dates indicated. None of the consolidated financial statements incorporated by reference into this prospectus were prepared in accordance with generally accepted accounting principles in the United States. Our historical results do not necessarily indicate our expected results for any future periods.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size estimates, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. Although we are responsible for all of the disclosures contained in this prospectus, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading "Risk Factors."

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them

On March 30, 2023, we effected a change in the ratio of the ADSs to ordinary shares from one ADS representing 10 ordinary shares to a new ratio of one ADS representing 100 ordinary shares. For ADS holders, the ratio change had the same effect as a one-for-ten reverse ADS split. All ADS and related warrant information presented in this prospectus have been retroactively adjusted to reflect the reduced number of ADSs and the increase in the ADS price which resulted from this action. Unless otherwise indicated, in this prospectus, fractional ADSs have been rounded to the nearest whole number.

We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus outside of the United States.

i

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), concerning our business, operations and financial performance and condition as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements that are not of historical facts may be deemed to be forward-looking statements. You can identify these forward-looking statements by words such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “aims,” or other similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements include, but are not limited to, statements about:

•	the timing, progress and results of clinical trials for our drug candidates, including statements regarding the timing of initiation and completion of clinical trials, dosing of subjects and the period during which the results of the clinical trials will become available;

•	the potential impact of COVID-19 on our clinical trials and our operations generally;

•	the timing, scope or likelihood of regulatory filings and approvals for our drug candidates;

•	our ability to successfully commercialize our drug candidates;

•	potential benefits of the clinical development and commercial experience of our management team;

•	our ability to effectively market any drug candidates that receive regulatory approval, emergency use authorization, or conditional marketing authorization on our own or through third parties;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our expectation regarding the safety and efficacy of our drug candidates;

•	the potential clinical utility and benefits of our drug candidates;

•	our ability to advance our drug candidates through various stages of development, especially through pivotal safety and efficacy trials;

•	the likelihood of success and difficulty in ensuring success of clinical investigations;

•	our estimates regarding the potential market opportunity for our drug candidates;

•	developments and projections relating to our competitors or our industry;

•	our ability to become profitable;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our ability to secure additional financing when needed on acceptable terms;

•	the impact of government laws and regulations in the United States, France and foreign countries;

•	the implementation of our business model, strategic plans for our business, drug candidates and technology;

•	our intellectual property position;

•	our ability to rely on orphan drug designation for market exclusivity;

•	our ability to attract or retain key employees, advisors or consultants; and

•	whether we are classified as a passive foreign investment company for current and future periods.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. All of our forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from our expectations.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

ii

You should also read carefully the factors described in the “Risk Factors” section of this prospectus, in “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, as amended, and in the other documents that we file with the SEC after the date of this prospectus that are incorporated by reference into this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our ADSs or ordinary shares. You should read this summary together with the entire prospectus, including the risks related to our business, our industry, investing in our ADSs or ordinary shares and our location in Israel, that we describe under “Risk Factors” and our consolidated financial statements and the related notes before making an investment in our securities.

Overview

We are a clinical-stage biotechnology company focused on the development of therapeutics that are aimed at slowing the degenerative processes associated with aging and improving functional outcomes for patients suffering from age-related diseases, including severe respiratory failure in patients suffering from COVID-19. Our goal is to become a leader in the emerging field of aging science by delivering life-changing therapies to the growing number of patients in need. To accomplish this goal, we have assembled an experienced and skilled group of industry professionals, scientists, clinicians and key opinion leaders from leading industry and academic institutions around the world.

A number of degenerative diseases associated with aging have been characterized in the last century, including sarcopenia and age-related macular degeneration (AMD). The pathophysiology of these and many other age-related diseases is not yet well understood, and effective treatment options are lacking. The global population of people over the age of 60 is expected to double from approximately 962 million in 2017 to 2.1 billion by 2050, according to estimates from the United Nations’ World Population Prospects: the 2017 Revision. We believe that the need for effective therapeutics for age-related diseases will continue to grow throughout the 21st century. In addition, healthcare costs, including costs associated with treatments and long-term care for age-related diseases associated with this demographic shift, are expected to rise proportionally, as effective treatment options are currently lacking. We believe that developing treatments to slow disease progression and reduce the risk of severe disability associated with age-related diseases is of the utmost importance.

As we age, our physical, respiratory, visual and cognitive performances gradually decline due, in part, to the cumulative deleterious effect of multiple biological and environmental stresses, including current and emerging viral infections, to which we are exposed during our lifetime. The functional decline can be much faster in some individuals as a consequence of, among other things, the degenerative processes affecting specific cells, tissues and organs. Through evolution, cells, tissues and organisms have developed natural means or pathways to counteract and balance the effects of the many stresses they face. This natural ability to compensate for stress and remain functional, called biological resilience, degrades over time. The decline in biological resilience contributes to the acceleration of these degenerative processes and the impairment of functional performances, which, in turn, can lead to severe disability, reduced health-span and ultimately death. This occurs as we age, but can occur at a younger age, when genetic mutations exist, or in the case of infection and inflammation.

Our lead drug candidate, Sarconeos (BIO101), is a plant-derived pharmaceutical-grade purified 20-hydroxyecdysone that is an orally administered small molecule.

The initial indication we are seeking approval for is sarcopenia, an age-related degeneration of skeletal muscle, which is characterized by a loss of muscle mass, strength and function in elderly people (adults 65 years of age and older) leading to reduced mobility, or mobility disability, and increased risk of adverse health events and hospitalization, and potential death resulting from falls, fractures, and physical disability. There is currently no approved medication for sarcopenia, which is present in the elderly (greater than 65 years old) with an estimated prevalence range between six to 22% worldwide.

Sarconeos (BIO101) is also being developed to treat patients with severe respiratory manifestations of COVID-19. Our therapeutic approach is aimed at targeting and activating key biological resilience pathways that can protect against and counteract the effects of the multiple biological and environmental stresses, including inflammatory, oxidative, metabolic and viral stresses that lead to age-related diseases. We have conducted the COVA study, a global, multicenter, double-blind, placebo-controlled, group-sequential, and adaptive two-part Phase 2-3 study, in patients with SARS-CoV-2 pneumonia. Final results from this study were released on February 2, 2023. The study met its pre-defined primary endpoint demonstrating a statistically significant difference between Sarconeos (BIO101) and placebo in the proportion of patients with respiratory failure or early death at day 28, representing a relative reduction of risk of 44% (p=0.043, Cochran-Mantel-Haenszel test). Moreover, the analysis of time to respiratory failure or early death had shown significant differences over 28 days in the Kaplan Meier curves for Sarconeos (BIO101) versus placebo (p=0.022). The pre-specified analysis of time to death over the complete follow-up period over 90 days showed that mortality rate with Sarconeos (BIO101) was reduced compared to placebo in the ITT population (p=0.083) and in the PP population (p=0.038).

Most people infected with the COVID-19 virus and its variants experience mild to moderate respiratory illness and recover without requiring special treatment. Older people, and those with underlying medical problems like cardiovascular disease, diabetes, chronic respiratory disease and cancer are more likely to develop serious illness and to be at risk of respiratory failure. Based on the positive data from our COVA Phase 2-3 study, we initiated the Early Access Program regulatory path in France in March 2023. We intend to renew the expanded access program to treat hospitalized patients with severe COVID-19 symptoms that are mechanically ventilated with Sarconeos (BIO101) in Brazil as we did initially received approval for such a program in January 2022. We also continue to prepare conditional marketing authorization applications in Europe and in the US due to the health emergency.

We are also developing Sarconeos (BIO101) for Duchenne muscular dystrophy, or DMD, a rare genetic neuromuscular disease in male children and young adults, which is characterized by an accelerated degeneration of muscle and is responsible for a loss of mobility, respiratory failure and cardiomyopathy, leading to premature death. There is currently no cure and limited treatment options for DMD, which affects approximately 2.8 out of 100,000 people worldwide (approximately 20,000 new cases annually worldwide), based on our estimates from publicly available information.

Our second drug candidate, Macuneos (BIO201), is an orally administered small molecule in development for the treatment of retinopathies. It is a plant-derived pharmaceutical-grade purified norbixin. We have completed preclinical cellular and animal studies of Macuneos (BIO201) for the treatment of retinopathies. While we are still in the early stages of development, we believe that the results from our preclinical studies support continued investigation into whether Macuneos (BIO201) may stimulate biological resilience and protect the retina against phototoxic damage that leads to vision loss. The initial indication we plan to seek approval for is dry AMD, a common eye disorder among people over the age of 50 that affects central vision, impairing functions such as reading, driving, and facial recognition, and has a major impact on quality of life and the ability to live independently. There are currently no approved treatments for dry AMD. Based on our estimates from publicly available information, AMD affects approximately 8.5% of the global population (ages 45 to 85) and is expected to increase over time as the population ages.

We are also exploring Macuneos (BIO201) as a potential treatment for Stargardt disease, which shares many of the characteristics of dry AMD. Stargardt disease is the most common form of inherited macular degeneration that typically develops in childhood and leads to vision loss and, in some cases, blindness.

We hold exclusive commercialization rights through licenses for each of our drug candidates. We currently plan to develop our drug candidates through clinical PoC (typically Phase 2), and then seek licensing and/or partnership opportunities for further clinical development through regulatory approval and commercialization.

We have developed our lead clinical drug candidate Sarconeos (BIO101), preclinical drug candidate Macuneos (BIO201), and a preclinical pipeline of life-cycle extension products, consisting of BIO103 and BIO203, through a drug discovery platform in collaboration with Sorbonne University in Paris, France based on work with medicinal plants. Plants are major sources of small molecules, called secondary metabolites, which they produce as a defense mechanism to various environmental stresses, including attack from predatory and pathogenic species (e.g., insects, bacteria and fungi). Our drug discovery platform is based on a reverse pharmacology approach that tests a collection of bioactive secondary metabolites along with chemical analogs that we have synthesized in phenotypic screens of various age-related diseases. Our long-term goal is to advance the field of aging science with the continued discovery and development of new drug candidates that treat age-related diseases by stimulating biological resilience pathways that are involved in the aging process and/or age-related diseases.

We have assembled an executive team of scientific, clinical, and business leaders with broad expertise in biotechnology and clinical drug development (see “Item 6.A Directors, Senior Management and Employees” in our Annual Report on Form 20-F for the year ended December 31, 2022, as amended, for more information on our directors and senior management).

Recent Developments

Corporate Matters

On March 30, 2023, we effected a change to the ratio of the ADSs to ordinary shares from one ADS representing 10 ordinary shares to one ADS representing 100 ordinary shares.

On April 17, 2023, our board of directors, acting upon delegation of the shareholder meeting held on the same day, reduced the share capital from EUR 62 283 310,20 to EUR 3 114 165,51 by way of cancellation of losses. The capital reduction was effected by reducing the par value of the ordinary shares from EUR 0.20 to EUR 0.01.

New Partnership with Seqens

On July 18, 2023, we issued a press release announcing that we have entered into a master agreement with Seqens for the production of the active compound in Sarconeos (BIO101). Seqens will produce the active ingredient in Sarconeos (BIO101) in France at its Villeneuve La Garenne plant, near Paris.

Registered Direct Offering

On July 21, 2023, we sold and issued to the selling shareholder (i) 505,000 units of ordinary shares with ordinary warrants attached (the “Ordinary Units”), each consisting of (a) 100 ordinary shares, with each 100 ordinary shares represented by one American Depositary Share (each, an “ADS”), for a total of 50,500,000 ordinary shares represented by 505,000 ADSs, and (b) one warrant to purchase 100 ordinary shares (each, an “Ordinary Warrant”), with each 100 ordinary shares to be represented by one ADS, for a total of 50,500,000 ordinary shares represented by 505,000 ADSs, and (ii) 828,334 units of pre-funded warrants (the “Pre-Funded Units”), each consisting of (x) one pre-funded warrant to purchase 100 ordinary shares (each, a “Pre-Funded Warrant” and, together with the Ordinary Warrants, the “Warrants”), with each 100 ordinary shares to be represented by one ADS, for a total of 82,833,400 ordinary shares represented by 828,334 ADSs, and (y) one Ordinary Warrant, for a total of 82,833,400 ordinary shares represented by 828,334 ADS, pursuant to the terms of a subscription agreement (the “Subscription Agreement”) entered into with the selling shareholder on July 18, 2023 (the “Signing Date”).

The ADSs sold as part of the Ordinary Units and the Pre-Funded Warrants sold as part of the Pre-Funded Units were sold to the selling shareholder in a registered direct offering (the “RD Offering”) and the Ordinary Warrants were sold to the selling shareholder in a concurrent private placement (the “Private Placement”), at a subscription price of $2.85 (or €2.53) per Ordinary Unit and $2.84 (or €2.52) per Pre-Funded Unit (collectively, the “Offering”).

The Pre-Funded Warrants have an exercise price of $0.01 (or €0.01) per ADS (subject to adjustment), are immediately exercisable and may be exercised at any time upon issuance, and will expire 10 years following the date of issuance. The Ordinary Warrants have an exercise price of $3.00 (or €2.66) per ADS (subject to adjustment), are immediately exercisable and may be exercised at any time upon issuance, and will expire three years following the date of issuance.

Aggregate gross proceeds from the Offering were approximately $3.8 million (or approximately €3.4 million), before deducting placement agent fees and other offering expenses payable by us, which includes proceeds from the assumed exercise of the Pre-Funded Warrants. Aggregate net proceeds from the Offering were approximately $3.1 million (or €2.8 million), after deducting placement agent fees and offering expenses payable by us, which includes proceeds from the assumed exercise of the Pre-Funded Warrants.

H.C. Wainwright & Co. acted as the exclusive placement agent for the Offering.

Pursuant to the Subscription Agreement, we agreed to file this registration statement (this “Registration Statement”), with the SEC to register for resale the ordinary shares represented by ADSs issuable upon exercise of the unregistered Ordinary Warrants issued in the Private Placement to the selling shareholder, within 30 days of the Signing Date, and to have such Registration Statement declared effective within 60 days after the Signing Date in the event the Registration Statement is not reviewed by the SEC, or 90 days of the Signing Date in the event the Registration Statement is fully reviewed by the SEC.

Company Information

We were incorporated as a société anonyme under the laws of France on September 27, 2006. We are registered at the Paris Registre du Commerce et des Sociétés under the number 492 002 225. Our principal executive offices are located at Sorbonne University-BC 9, Bâtiment A 4ème étage, 4 place Jussieu 75005 Paris, France and our telephone number is +33 1 44 27 23 00. Our website address is www.biophytis.com. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711. The reference to our website is an inactive textual reference only and the information contained in, or that can be accessed through, our website is not a part of this prospectus and should not be considered a part of this prospectus or any supplement to this prospectus.

Our ordinary shares are listed on Euronext Growth Paris (Ticker: ALBPS - ISIN: FR0012816825). The ADSs (American Depositary Shares) are listed on the Nasdaq Capital Market (Ticker: BPTS – ISIN: US09076G1040) since February 10, 2021.

Implications of Being an Emerging Growth Company

As an “emerging growth company” under Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an “emerging growth company” to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will not take advantage of the extended transition period provided under Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Since IFRS makes no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same. In addition, subject to certain conditions, as an “emerging growth company”, we intend to rely on certain of these exemptions including, without limitation, the exemptions from providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We will remain an “emerging growth company” until the earliest of: (1) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (2) the last day of the fiscal year following the fifth anniversary of the closing date of our U.S. initial public offering; (3) the date on which we have issued more than $1 billion in non-convertible debt during the previous three years; and (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file quarterly reports or current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the continued listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

THE OFFERING

Securities offered by the selling shareholder	Up to an aggregate of 133,333,400 ordinary shares, €0.01 nominal value, of Biophytis S.A., represented by 1,333,334 ADSs, issuable upon the exercise of Ordinary Warrants held by the selling shareholder.

Ordinary shares to be outstanding	753,345,464 ordinary shares, which assumes the full exercise of the Ordinary Warrants and the Pre-Funded Warrants.

The ADSs	Each ADS represents 100 ordinary shares, €0.01 nominal value. To better understand the terms of our ADSs, see “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	The Bank of New York Mellon

Use of proceeds	We will not receive any proceeds from the sale of ordinary shares represented by ADSs by the selling shareholder. All net proceeds from the sale of ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholder. However, we will receive the proceeds from any exercise of the Ordinary Warrants. See the section of this prospectus titled “Use of Proceeds.”

Listings	The ADSs representing our ordinary shares are listed on the Nasdaq Capital Market under the symbol “BPTS.” Our ordinary shares currently trade on the Euronext Growth Paris under the symbol “ALBPS.”

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 for a discussion of certain factors you should consider before investing in our securities.

The number of ordinary shares to be outstanding after the exercise of the Ordinary Warrants is 753,345,464, which includes:

•	537,178,664 ordinary shares outstanding as of August 1, 2023;

•	82,833,400 ordinary shares resulting from the assumed exercise of the Pre-Funded Warrants; and

•	133,333,400 ordinary shares resulting from the assumed exercise of the Ordinary Warrants and excludes as of such date the following:

•	10,077,791 ordinary shares issuable upon the exercise of outstanding warrants at a weighted-average exercise price of €0.370 (or $0.406) per ordinary share (based on a USD/EUR exchange rate of 1.0970 as of August 1, 2023);

•	160,697,304 ordinary shares issuable upon conversion of convertible bonds held by Atlas Capital at the 10-day VWAP of €0.0218 (or $0.0239 based on a USD/EUR exchange rate of 1.0970 as of August 1, 2023);

•	3,472,222 ordinary shares issuable upon conversion of convertible bonds held by Kreos Capital at the contractual price of €0.648 (or $0.711 based on a USD/EUR exchange rate of 1.0970 as of August 1, 2023); and

•	18,904,159 ordinary shares issuable upon the vesting of free shares granted to certain officers and employees.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding warrants or convertible bonds described above, and unless otherwise indicated, gives retroactive effect to the adjustment to the ratio of ADSs to ordinary shares from one ADS representing 10 ordinary shares to one ADS representing 100 ordinary shares, which was effected on March 30, 2023, and the reduction of the nominal value of our ordinary shares from EUR 0.20 to EUR 0.01, which became effective on April 17, 2023.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under Item 3.D. - “Risk Factors” in our most recent Annual Report on Form 20-F, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

The sale of a substantial number of our ordinary shares in the public market, including resale of the shares issued to the selling shareholder, could adversely affect the prevailing market price for our ordinary shares or ADSs.

We are registering for resale up to 133,333,400 ordinary shares represented by 1,333,334 ADSs issuable to the selling shareholder upon the exercise of the Ordinary Warrants. Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares and the ADS, and the market value of our other securities. We cannot predict if and when the selling shareholder may sell such shares in the public markets.

Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities exercisable for, or convertible into, our ordinary shares. We are currently authorized to issue 3,696,282,189 ordinary shares. As of August 1, 2023, we had warrants to purchase 10,077,791 ordinary shares outstanding, in addition to the Ordinary Warrants and Pre-Funded Warrants, convertible bonds exercisable into 160,697,304 ordinary shares outstanding based on the Company’s closing share price on Euronext Growth as of August 1, 2023, and 18,904,159 ordinary shares issuable upon the vesting of free shares granted to certain officers and employee.

To the extent that ADSs or ordinary shares are issued or warrants are exercised, holders of the ADSs and our ordinary shares will experience dilution. In addition, in the event of any future issuances of equity securities or securities convertible into or exchangeable for ADSs or ordinary shares, holders of the ADSs or our ordinary shares may experience dilution. We also consider from time to time various strategic alternatives that could involve issuances of additional ADSs or ordinary shares, including but not limited to acquisitions and business combinations, but do not currently have any definitive plans to enter into any of these transactions.

We have been notified by The Nasdaq Stock Market LLC (“Nasdaq”) of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, the ADSs could be delisted from Nasdaq.

The ADSs are currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding minimum stockholders’ equity, minimum share price, and certain corporate governance requirements.

On April 24, 2023, we received notice from the Listing Qualifications Staff of Nasdaq indicating that we were not in compliance with the Minimum Stockholders’ Equity Requirement, because our stockholders’ equity of (€1,911,000) as reported in our Annual Report on Form 20-F for the year ended December 31, 2022 was below the required minimum of $2.5 million, and because, as of April 24, 2023, we did not meet the alternative compliance standards, relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. The letter has no immediate effect on the listing of the ADSs, and they will continue to trade on Nasdaq under the symbol “BPTS”.

On June 15, 2023, we submitted to Nasdaq a plan to regain compliance with the Minimum Stockholders’ Equity Requirement, and on July 21, 2023, we submitted an updated plan to reflect, among other things, proceeds from the Offering. If Nasdaq accepts our plan, Nasdaq may grant an extension of up to 180 calendar days from the date of the notice, or until October 21, 2023, for us to demonstrate compliance with Rule 5550(b)(1). If Nasdaq does not accept our plan, or if Nasdaq does not grant an extension until, and we do not regain compliance by, October 21, 2023, or if we fail to satisfy another Nasdaq requirement for continued listing such as the Bid Price Requirement, Nasdaq could provide notice that our securities will become subject to delisting. In such event, Nasdaq rules permit us to request a hearing before an independent Hearings Panel, which has the authority to grant us an additional extension of time of up to 180 calendar days to regain compliance.

USE OF PROCEEDS

We will not receive any proceeds from the sale of ordinary shares represented by ADSs by the selling shareholder. All net proceeds from the sale of ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholder. We expect that the selling shareholder will sell its ordinary shares represented by ADSs as described under “Plan of Distribution.”

We will, however, receive cash proceeds equal to the total exercise price of any Ordinary Warrants that are exercised. If the Ordinary Warrants are exercised in full for 133,333,400 ordinary shares represented by 1,333,334 ADSs, we would receive gross proceeds of approximately $4.0 million (or €3.6 million). We currently intend to use the net proceeds from the exercise of any Ordinary Warrants for funding research and development and clinical trials and for other working capital and general corporate purposes. Pending application of the net proceeds for the purposes as described above, we expect to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of December 31, 2022;

●	on a pro forma basis to give effect to the sale of (i) 505,000 Ordinary Units, each consisting of (a) 100 ordinary shares, for a total of 50,500,000 ordinary shares represented by 505,000 ADSs, and (b) one Ordinary Warrant, for a total of 50,500,000 ordinary shares represented by 505,000 ADSs, and (ii) 828,334 Pre-Funded Units, each consisting of (x) one Pre-Funded Warrant, for a total of 82,833,400 ordinary shares represented by 828,334 ADSs (assuming full exercise of the Pre-Funded Warrants), and (y) one Ordinary Warrant, for a total of 82,833,400 ordinary shares represented by 828,334 ADS, to the selling shareholder in the Offering; and

●	on pro forma as adjusted basis to reflect the issuance of 133,333,400 ordinary shares offered pursuant to this prospectus, following an assumed exercise for cash of all of the Ordinary Warrants for gross proceeds of approximately $4.0 million (or €3.6 million).

The following table should be read in conjunction with “Use of Proceeds,” our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	As of December 31, 2022
	Actual		Pro Forma		Pro Forma As Adjusted
	€	$	€	$	€	$
	(in thousands)
Cash and cash equivalents	11,053	11,789	13,856	14,948	17,403	18,948
Non-current financial liabilities	4,367	4,658	4,367	4,658	4,367	4,658
Current financial liabilities	10,213	10,893	10,213	10,893	10,213	10,893
Shareholders’ equity
Ordinary shares, €0.20 nominal value (€0.01 nominal value as of April 17, 2023): 238,297,642 shares issued and outstanding, actual; and 371,631,042 shares issued and outstanding, pro forma, and 504,964,442 shares issued and outstanding, pro forma as adjusted	47,660	50,834	48,993	52,301	50,327	53,767
Premiums related to the share capital	(1,588)	(1,694)	(118)	(2)	2,095	2,532
Treasury shares	(21)	(22)	(21)	(22)	(21)	(22)
Foreign currency translation adjustment	(25)	(27)	(25)	(27)	(25)	(27)
Accumulated deficit—attributable to our shareholders	(23,689)	(25,267)	(23,689)	(25,267)	(23,689)	(25,267)
Net loss—attributable to our shareholders	(24,216)	(25,829)	(24,216)	(25,829)	(24,216)	(25,829)
Non-controlling interests	(32)	(34)	(32)	(34)	(32)	(34)
Total shareholders’ equity (deficit)	(1,911)	(2,038)	892	1,120	4 439	5 120
Total capitalization	12,669	13,513	15,472	16,671	19 019	20 671

The above table is based on 238,297,642 ordinary shares outstanding as of December 31, 2022, and excludes as of such date the following:

●	10,083,754 ordinary shares issuable upon the exercise of outstanding warrants at a weighted-average exercise price of €0.376 (or $0.401) per ordinary share;

●	285,000,000 ordinary shares issuable upon conversion of convertible bonds held by Atlas Capital at the closing price of €0.020 (or $0.0213) per ordinary share; and

●	3,472,222 ordinary shares issuable upon conversion of convertible bonds held by Kreos Capital at the contractual price of €0.648 (or $0.691) per ordinary share.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding warrants described above, and unless otherwise indicated, gives retroactive effect to the adjustment to the ratio of ADSs to ordinary shares from one ADS representing ten (10) ordinary shares to one ADS representing one hundred (100) ordinary shares effected on March 30, 2023.

SELLING SHAREHOLDER

The ordinary shares represented by ADSs being offered by the selling shareholder are those ordinary shares represented by ADSs issuable upon exercise of the Ordinary Warrants issued to the selling shareholder in the Private Placement. We are registering the ordinary shares represented by ADSs in order to permit the selling shareholder to offer the ordinary shares represented by ADSs to be issued to the selling shareholder upon exercise of the Ordinary Warrants for resale from time to time.

The table below lists the selling shareholder and provides other information regarding the beneficial ownership of ordinary shares represented by ADSs held by the selling shareholder. The second column lists the number of ordinary shares represented by ADSs beneficially owned by the selling shareholder, based on its ownership of ADSs and Warrants, as of August 1, 2023, assuming exercise of all of the Warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares that may be sold or otherwise disposed of by the selling shareholder pursuant to the registration statement of which this prospectus forms a part. The selling shareholder may sell or otherwise dispose of some, all or none of the ordinary shares issuable upon exercise of the Ordinary Warrants in this offering. Pursuant to the rules of the SEC, beneficial ownership includes any ordinary shares as to which a shareholder has sole or shared voting power or investment power, as well as any ordinary shares that the selling shareholder has the right to acquire within 60 days of August 1, 2023. The fourth and fifth columns list the number of ordinary shares represented by ADSs to be owned by the selling shareholder after the offering and percentage of outstanding ordinary shares owned by the selling shareholder after the offering (assuming for the purpose of such percentage, 753,345,464 ordinary shares outstanding as of August 1, 2023) assuming in both cases the sale of all of the ordinary shares represented by ADSs offered by the selling shareholder pursuant to this prospectus and exercise of the Pre-Funded Warrants, and without regard to any limitations on conversions or exercises.

Under the terms of the Warrants issued to the selling shareholder in the Offering, the selling shareholder may not exercise the Warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% in the case of the Ordinary Warrants or 9.99% in the case of the Pre-Funded Warrants of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the Warrants that have not been exercised. The number of ordinary shares reflected in the table does not reflect this limitation. The selling shareholder may sell all, some or none of their ordinary shares represented by ADSs in this offering. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering		Percentage of Ordinary Shares Owned After the Offering
Armistice Capital, LLC(1)	266,666,800	(2)	133,333,400	(3)	133,333,400	(4)	17.7	%(4)

(1)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99% and the Ordinary Warrants are subject to a beneficial ownership limitation of 4.99%, which in each case restricts the selling shareholder from exercising that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. The number of ordinary shares set forth in the above table does not reflect the application of this limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

(2)	Consists of (i) 50,500,000 ordinary shares represented by 505,000 ADSs issued in the RD Offering, (ii) 82,833,400 ordinary shares represented by 828,334 ADSs issuable upon exercise of the Pre-Funded Warrants issued in the RD Offering, and (iii) 133,333,400 ordinary shares represented by 1,333,334 ADSs issuable upon exercise of the Ordinary Warrants issued in the Private Placement. The exercise of the Ordinary Warrants is subject to a 4.99% blocker and the exercise of the Pre-Funded Warrants is subject to a 9.99% blocker.

(3)	Represents ordinary shares represented by 1,333,334 ADSs issuable upon exercise of the Ordinary Warrants issued in the Private Placement.

(4)	Represents (i) 50,500,000 ordinary shares represented by 505,000 ADSs issued in the RD Offering and (ii) 82,833,400 ordinary shares represented by 828,334 ADSs issuable upon exercise of the Pre-Funded Warrants issued in the RD Offering. The percentage of ordinary shares owned by Armistice Capital Master Fund Ltd. after the offering does not reflect the application of the beneficial ownership limitations.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our articles of associations. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our articles of association, copies of which have been filed with the SEC. Holders of ADSs will be able to exercise their rights with respect to the ordinary shares underlying the ADSs only in accordance with the terms of the deposit agreement. See “Description of American Depositary Shares” for more information.

General

As of August 1, 2023, our outstanding share capital consisted of a total of 537,178,664 issued and fully paid ordinary shares, €0.01 nominal value. We have no preferred shares outstanding.

Under French law, our articles of association set forth only our issued and outstanding share capital as of the date of the articles of association. Our fully diluted share capital represents all issued and outstanding shares, as well as all potential shares which may be issued upon exercise of outstanding employee warrants, employee share options and non-employee warrants, as granted by our board of directors.

We are entitled under French law to issue preferred shares but our articles of association do not currently specify specific characteristics or rights attached to any specific category of preferred shares, which would be determined by the extraordinary general meeting convened for such purpose.

Key Provisions of Our Articles of Association and French Law Affecting Our Ordinary Shares

The description below reflects the terms of our articles of association, and summarizes the material rights of holders of our ordinary shares under French law. This is only a summary and is not intended to be exhaustive. For further information, please refer to the full version of our bylaws, which are included as Exhibit 3.1 to the registration statement of which this prospectus forms a part.

Corporate Purpose (Article 2 of the Articles of Association)

Our corporate purpose in France and abroad includes:

•	the creation, operation, leasing, lease management of all operating assets, factories, institutions, the taking of stakes in any company, as well as all attached or connected commercial, financial, industrial, securities and property operations, relating directly or indirectly to the activity of research production, distribution and marketing of any product and service beneficial to human or animal health;

•	the research and development of drug candidates and nutraceuticals, particularly in the field of age-related diseases; and

•	all financial, commercial, industrial, civil, securities or property operations, which may be associated directly or indirectly, in whole or in part, with one or other of the purposes specified above or any other similar or related purpose.

Directors

Quorum and Voting (Article 17 of the Articles of Association). The board of directors may only deliberate validly if at least half of the directors are present or considered to be present, subject to the adjustments made by the internal regulations (règlement intérieur) in the event of use of videoconferencing or another means of telecommunication.

Unless otherwise provided in the articles of association and subject to the adjustments made by the internal regulations in the event of use of videoconferencing or other means of telecommunications, decisions are taken by majority of votes of members who are present or represented or regarded as present. In the event of a tied vote, the Chairman of the session will have the deciding vote.

For the calculation of the quorum and majority, directors participating in the board meeting by videoconference or telecommunications media will be regarded as present under the conditions defined by the internal regulations of the board of directors. However, the effective presence or presence by representation will be necessary for all board of director decisions regarding the drafting of the annual financial statements and consolidated accounts and the drawing up of the management report and the report on the management of the group, as well as for decisions regarding the dismissal of the Chairman of the board of directors, the CEO and, as the case may be, the Deputy CEO.

Directors' Voting Powers on Proposal, Arrangement or Contract in which any Director Is Materially Interested (Article 21 of the Articles of Association). Except for those relating to current operations concluded under normal conditions, any agreement entered into, directly or indirectly through an intermediary, between the Company and any of our directors, CEO, deputy CEOs or with a shareholder holding more than 10% of the voting rights of the Company, or in the case of a corporate shareholder, the company which controls it, will be subject to prior authorization by the board of directors.

Agreements between the Company and another company will also be subject to prior authorization, if the CEO, one of the deputy CEOs or a director of the Company is the owner, partner with unlimited liability, manager, director, member of the supervisory board or, in general, a director of the Company.

Directors (other than legal entities) are forbidden from taking out loans in any form from the Company, to be granted current account or overdraft by it, or arranging for the Company to guarantee or endorse any commitments with regard to third parties.

Directors' Compensation (Article 20 of the Articles of Association). The General Meeting may allocate to the directors, as remuneration for their activities, by way of attendance fees, a fixed annual sum, which this meeting will determine without being bound by previous decisions. The amount of the same shall be attributed to operating expenses.

The board of directors will freely distribute among its members the global overall amounts allocated to directors in the form of attendance fees; it may notably allocate to the directors who are members of study committees, a higher share than that of the other directors.

The board of directors may allocate exceptional remuneration for assignments or mandates entrusted to the directors. The board of directors may authorize the reimbursement of travel costs and expenses incurred by the directors in the interest of the Company.

Board of Directors' Borrowing Powers. There are currently no limits imposed on the amounts of loans or borrowings that the board of directors may approve.

Directors' Age Limits. There are currently no age limits imposed for service on our board of directors. The Chairman of the board of directors must be under 75. The number of directors aging above 75 shall not be greater than one third of the total number of directors.

Directors' Share Ownership Requirements. None.

Rights, Preferences and Restrictions Attaching to Ordinary Shares

Dividends (Article 34 of the By-laws). We may only distribute dividends out of our "distributable profits," plus any amounts held in our reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

"Distributable profits" consists of (a) the profits for the last closed financial period increased by (b) any retained earnings, less (c) losses carried forward increased by (d) amounts to be placed in reserve pursuant to the law or the articles of association.

Legal Reserve. Pursuant to French law, we must allocate 5% of our unconsolidated net profit for each year to our legal reserve fund before dividends may be paid with respect to that year. Funds must be allocated until the amount in the legal reserve is equal to 10% of the aggregate par value of the issued and outstanding share capital. This restriction on the payment of dividends also applies to our French subsidiary on an unconsolidated basis.

Approval of Dividends. Pursuant to French law, our board of directors may propose a dividend for approval by the shareholders at the annual ordinary general meeting.

Upon recommendation of our board of directors, our shareholders may decide to allocate all or part of any distributable profits to special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, dividends may not be distributed when our net assets are or would become as a result of such distribution lower than the amount of the share capital plus the amount of the legal reserves which, under French law, may not be distributed to shareholders.

Our board of directors may distribute interim dividends after the end of the fiscal year but before the approval of the financial statements for the relevant fiscal year when the interim balance sheet, established during such year and certified by an auditor, reflects that we have earned distributable profits since the close of the last financial year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the by-laws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

Distribution of Dividends. Dividends are distributed to shareholders pro rata according to their respective holdings of shares. In the case of interim dividends, distributions are made to shareholders on the date set by our board of directors during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general shareholders' meeting or by our board of directors in the absence of such a decision by the shareholders. Shareholders that own shares on the actual payment date are entitled to the dividend.

Dividends may be paid in cash or, if the shareholders' meeting so decides, in kind, provided that all shareholders receive a whole number of assets of the same nature paid in lieu of cash.

Timing of Payment. Pursuant to French law, dividends must be paid within a maximum of nine months after the close of the relevant fiscal year, unless extended by court order. Dividends not claimed within five years after the payment date shall be deemed to expire and revert to the French state.

Voting Rights (Article 14 of the Articles of Association). The voting rights attached to ordinary shares or dividend shares is proportional to the amount of capital they represent. Each share is entitled to one vote.

A double voting right has been established for all registered and fully paid-up shares registered in the name of the same beneficiary for at least two years.

Under French law, treasury shares or shares held by entities controlled by us are not entitled to voting rights and do not count for quorum purposes.

Rights to Share in Our Profit. Each share entitles its holder to a portion of the corporate profits and assets proportional to the amount of share capital represented thereby.

Rights to Share in the Surplus in the Event of Liquidation. If we are liquidated, any assets remaining after payment of the debts, liquidation expenses and all of the remaining obligations will first be used to repay in full the par value of our shares. Any surplus will be distributed pro rata among shareholders in proportion to the number of shares respectively held by them, taking into account, where applicable, of the rights attached to shares of different classes.

Repurchase and Redemption of Shares. Under French law, we may acquire our own shares for the following purposes only:

•	to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting; in this case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer;

•	to provide shares for distribution to employees or managers under a profit-sharing, free share or share option plan; in this case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled;

•	to meet obligations arising from debt securities that are exchangeable into equity instruments; or

•	under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 22-10-62 of the French Commercial Code and in accordance with the general regulations of, and market practices accepted by the Financial Markets Authority (AMF). This authorization may only be given for a period not exceeding eighteen months.

Under The Market Abuse Regulation (MAR) and in accordance with the General Regulations of the AMF (Réglement Général de l'AMF), a corporation shall report to the competent authority of the trading value on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.

No such repurchase of shares may result in us holding, directly or through a person acting on our behalf, more than 10% of our issued share capital. Shares repurchased by us continue to be deemed "issued" under French law but are not entitled to dividends or voting rights so long as we hold them directly or indirectly, and we may not exercise the preemptive rights attached to them.

Sinking Fund Provisions. Our articles of association do not provide for any sinking fund provisions.

Liability to Further Capital Calls. Shareholders are liable for corporate liabilities only up to the par value of the shares they hold; they are not liable to further capital calls.

Requirements for Holdings Exceeding Certain Percentages. None except as described below under "—Form, Holding and Transfer of Shares—Ownership of Shares by Non-French Persons".

Actions Necessary to Modify Shareholders' Rights

Shareholders' rights may be modified as allowed by French law. Only the extraordinary shareholders' meeting is authorized to amend any and all provisions of our articles of association. It may not, however, increase shareholder commitments without the prior approval of each shareholder.

Special Voting Rights of Warrant Holders

Under French law, the holders of warrants of the same class (i.e., warrants that were issued at the same time and with the same rights), including founders' warrants, are entitled to vote as a separate class at a general meeting of that class of warrant holders under certain circumstances, principally in connection with any proposed modification of the terms and conditions of the class of warrants or any proposed issuance of preferred shares or any modification of the rights of any outstanding class or series of preferred shares.

Rules for Admission to and Calling Annual Shareholders' Meetings and Extraordinary Shareholders' Meetings

Access to, Participation in and Voting Rights at Shareholders' Meetings (Articles 27 &28 of the Articles of Association). Shareholders' meetings are composed of all shareholders. Each shareholder has the right to attend the meetings and participate in the discussions (1) personally, or (2) by granting proxy to any individual or legal entity of his choosing; or (3) by sending a proxy to the company without indication of the mandate, or (4) by voting by correspondence, or (5) by videoconference or another means of telecommunication in accordance with applicable laws that allow identification. For any proxy given by a shareholder without indication of the mandate, the chairman of the general meeting shall cast a vote in favor of the adoption of the draft resolutions presented or approved by the board of directors and a vote against the adoption of all other draft resolutions. The board of directors organizes, in accordance with legal and regulatory requirements, the participation and vote of the shareholders at the meeting, assuring, in particular, the effectiveness of the means of identification.

Participation in shareholders' general meetings, in any form whatsoever, is subject to registration or registration of shares under the conditions and time limits provided for applicable laws.

The final date for returning voting ballots by correspondence is set by the board of directors and disclosed in the notice of meeting published in the French Journal of Mandatory Statutory Notices (BALO). This date cannot be earlier than three days prior to the meeting.

The shareholder having voted by correspondence will no longer be able to participate directly in the meeting or to be represented. In the case of returning the proxy form and the voting by correspondence form, the proxy form is taken into account, subject to the votes cast in the voting by correspondence form.

Any shareholder may be represented at meetings by any individual or legal entity of his choosing, by means of a proxy form which is addressed to him by us (1) at his request, addressed to us by any means. This request must be received at the registered office at least five days before the date of the meeting; or (2) at our initiative.

The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, the other extraordinary, held on the same day or within a period of 15 days.

Any shareholder may vote by correspondence by means of a voting form, which is sent by us (1) upon request, addressed in writing (this request must be received at the registered office at least six days before the date of the meeting); or (2) at our initiative; or (3) in appendix to a proxy voting form under the conditions provided for by current laws and requirements. In any case this voting form is available on our website at least 21 days before the date of the meeting.

The voting by correspondence form addressed by a shareholder is only valid for a single meeting or for successive meetings convened with the same agenda.

Notice of Annual Shareholders' Meetings. Shareholders' meetings are convened by our board of directors, or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances. Meetings are held at our registered offices or at any other location indicated in the convening notice. A convening notice is published in the French Journal of Mandatory Statutory Notices (Bulletin des Annonces Légales Obligatoires (BALO)) at least 35 days prior to a meeting, as well as on our website at least 21 days prior to the meeting. In addition to the particulars relative to the company, it indicates, notably, the meeting's agenda and the draft resolutions that will be presented. The requests for recording of issues or draft resolutions on the agenda must be addressed to the company under the conditions provided for in the current legislation.

Subject to special legal provisions, the meeting notice is sent out at least 15 days prior to the date of the meeting, by means of a notice inserted both in a legal announcement bulletin of the registered office department and in the French Journal of Mandatory Statutory Notices (BALO). Further, the holders of registered shares for at least a month at the time of the latest of the insertions of the notice of meeting shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his e-mail address. The latter may at any time expressly request by registered letter to the Company with acknowledgment of receipt that the aforementioned means of telecommunication should be replaced in the future by a mailing.

The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.

The convening notice may be addressed, where appropriate, with a proxy form and a voting by correspondence form, under the conditions specified in our bylaws, or with a voting by correspondence form alone, under the conditions specified in our bylaws. When the shareholders' meeting cannot deliberate due to the lack of the required quorum, the second meeting must be called at least ten days in advance in the same manner as used for the first notice.

Agenda and Conduct of Annual Shareholders' Meetings. The agenda of the shareholders' meeting shall appear in the notice to convene the meeting and is set by the author of the notice. The shareholders' meeting may only deliberate on the items on the agenda except for the removal of directors and the appointment of their successors which may be put to vote by any shareholder during any shareholders' meeting. One or more shareholders representing a percentage of share capital required by French law, and acting in accordance with legal requirements and within applicable time limits, may request the inclusion of items or proposed resolutions on the agenda.

Shareholders' meetings shall be chaired by the Chairman of the board of directors or, in his or her absence, the meeting itself shall elect a Chairman. Vote counting shall be performed by the two members of the meeting who are present and accept such duties, who represent, either on their own behalf or as proxies, the greatest number of votes.

Ordinary Shareholders' Meeting. Ordinary shareholders' meetings are those meetings called to make any and all decisions that do not amend our by-laws. An ordinary meeting shall be convened at least once a year within six months of the end of each fiscal year in order to approve the annual and consolidated accounts for the relevant fiscal year or, in case of postponement, within the period established by court order. Upon first notice, the meeting may validly deliberate only if the shareholders present or represented by proxy or voting by mail, by videoconference or by means of telecommunication (to the extent the board of directors authorizes it when convening the shareholders) represent at least one-fifth of the shares entitled to vote. Upon second notice, no quorum is required. Decisions are made by a majority of the votes held by the shareholders present, or represented by proxy, or voting by mail, by videoconference or by means of telecommunications (to the extent the board of directors authorizes it when convening the shareholders). Pursuant to the French Law n° 2019-744, dated July 19, 2019, abstention from voting, blank votes or null votes by those present or those represented by proxy or voting by email are no longer counted as votes against the resolution submitted to a shareholder vote at any type of meeting.

Extraordinary Shareholders' Meeting. Only an extraordinary shareholders' meeting is authorized to amend our by-laws. It may not, however, increase shareholder commitments without the approval of each shareholder. Subject to the legal provisions governing share capital increases from reserves, profits or share premiums, the resolutions of the extraordinary meeting shall be valid only if the shareholders present, represented by proxy or voting by mail, by videoconference or by means of telecommunication (to the extent the board of directors authorizes it when convening the shareholders) represent at least one-fourth of all shares entitled to vote upon first notice, or one-fifth upon second notice. If the latter quorum is not reached, the second meeting may be postponed to a date no later than two months after the date for which it was initially called. Decisions are made by a two-thirds majority of the votes held by the shareholders present, represented by proxy, or voting by mail, by videoconference or by means of telecommunication (to the extent the board of directors authorizes it when convening the shareholders). Pursuant to the French Law n° 2019-744, dated July 19, 2019, abstention from voting, blank votes or null votes by those present or those represented by proxy or voting by email are no longer counted as votes against the resolution submitted to a shareholder vote at any type of meeting.

Mechanisms for Delaying, Deferring or Preventing a Change in Control of the Company

Provisions contained in our Articles of Association and/or French corporate law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. In addition, provisions of our bylaws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. These provisions include the following:

•	under French law, the owner of 90% of voting rights of a public company listed on a regulated market in a Member State of the European Union or in a state party to the European Economic Area, or EEA, Agreement, including France, has the right to force out minority shareholders following a tender offer made to all shareholders;

•	under French law, a non-resident of France as well as any French entity controlled by non-French residents may have to file an administrative notice with French authorities in connection with a direct or indirect investment in us, as defined by administrative rulings;

•	a merger (i.e., in a French law context, a stock for stock exchange following which our company would be dissolved into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our company into a company incorporated in the European Union would require the approval of our board of directors as well as a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting;

•	under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;

•	our shareholders have granted and may grant in the future our board of directors broad authorizations to increase our share capital or to issue additional ordinary shares or other securities, such as warrants, to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our shares;

•	our shareholders have preferential subscription rights on a pro rata basis on the issuance by us of any additional securities for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder;

•	our board of directors has the right to appoint directors to fill a vacancy created by the resignation or death of a director, for the remaining duration of such director's term of office, provided that prior to such decision of the board of directors, the number of directors remaining in office exceeds the minimum required by law and by the bylaws, and subject to the subsequent approval by the shareholders of such appointment at the next shareholders' meeting, which prevents shareholders from having the sole right to fill vacancies on our board of directors;

•	our board of directors can be convened by our chairman (directly or upon request of our managing director), or, when no board meeting has been held for more than three consecutive months, by directors representing at least one third of the total number of directors;

•	our board of directors meetings can only be regularly held if at least half of the directors attend either physically or by way of videoconference or teleconference enabling the directors' identification and ensuring their effective participation in the board's decisions;

•	our shares are nominative or bearer, if the legislation so permits, according to the shareholder's choice;

•	under French law, certain investments in any entity governed by French law relating to certain strategic industries (such as research and development in biotechnologies and activities relating to public health) and activities by individuals or entities not French, not resident in France or controlled by entities not French or not resident in France are subject to prior authorization of the Ministry of Economy;

•	approval of at least a majority of the votes held by shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders' general meeting is required to remove directors with or without cause;

•	advance notice is required for nominations to the board of directors or for proposing matters to be acted upon at a shareholders' meeting, except that a vote to remove and replace a director can be proposed at any shareholders' meeting without notice;

•	our bylaws can be changed in accordance with applicable laws;

•	the crossing of certain thresholds has to be disclosed and can impose certain obligations;

•	transfers of shares shall comply with applicable insider trading rules and regulations and, in particular, with the Market Abuse Directive and Regulation dated April 16, 2014; and

•	pursuant to French law, our bylaws, including the sections relating to the number of directors and election and removal of a director from office, may only be modified by a resolution adopted by two-thirds of the votes of our shareholders present, represented by a proxy or voting by mail at the meeting.

Declaration of Crossing of Ownership Thresholds

Set forth below is a summary of certain provisions of our articles of association and of the French Commercial Code applicable to us. This summary is not intended to be a complete description of applicable rules under French law.

Our articles of association provide that any individual or legal entity coming to directly or indirectly own, alone or in concert, a number of shares representing a fraction of our capital or voting rights equal to 5%, 10%, 15%, 20%, 25%, 30%, 33.33%, 50%, 66.66%, 90% or 95% inform us of the total number of shares and voting rights and of securities giving access to the capital or voting rights that it owns immediately or over time, within a period of four trading days from the crossing of the said holding thresholds.

This obligation also applies under the same conditions when crossing each of the above-mentioned thresholds in a downward direction.

In case of failure to declare, shares or voting rights exceeding the fraction that should have been declared are deprived of voting rights at General Meetings of Shareholders for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the French Commercial Code, if the failure to declare has been determined.

These requirements are without prejudice to the threshold crossing declarations provided for under French law which impose a declaration to us and to the AMF upon crossing of the following thresholds no later than the Fourth trading day following the crossing: 50% and 95% of the capital or voting rights.

Further, and subject to certain exemptions, any shareholder crossing, alone or acting in concert, the 50% threshold shall file a mandatory public tender offer.

Changes in Share Capital

Increases in Share Capital. Pursuant to French law, our share capital may be increased only with shareholders' approval at an extraordinary general shareholders' meeting following the recommendation of our board of directors. The shareholders may delegate to our board of directors either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital.

Increases in our share capital may be effected by:

•	issuing additional shares;

•	increasing the par value of existing shares;

•	creating a new class of equity securities; and

•	exercising the rights attached to securities giving access to the share capital.

Increases in share capital by issuing additional securities may be effected through one or a combination of the following:

•	in consideration for cash;

•	in consideration for assets contributed in kind;

•	through an exchange offer;

•	by conversion of previously issued debt instruments;

•	by capitalization of profits, reserves or share premium; and

•	subject to certain conditions, by way of offset against debt incurred by us.

Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium require shareholders' approval at an extraordinary general shareholders' meeting, acting under the quorum and majority requirements applicable to ordinary shareholders' meetings. Increases effected by an increase in the par value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders' approval at an extraordinary general shareholders' meeting acting under the regular quorum and majority requirements for such meetings.

Reduction in Share Capital. Pursuant to French law, any reduction in our share capital requires shareholders' approval at an extraordinary general shareholders' meeting following the recommendation of our board of directors. The share capital may be reduced either by decreasing the par value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise.

Preferential Subscription Right. According to French law, if we issue additional securities for cash, current shareholders will have preferential subscription rights to these securities on a pro rata basis. Preferential subscription rights entitle the individual or entity that holds them to subscribe pro rata based on the number of shares held by them to the issuance of any securities increasing, or that may result in an increase of, our share capital by means of a cash payment or a set-off of cash debts. The preferential subscription rights are transferable during the subscription period relating to a particular offering. Since October 1, 2016, preferential subscription rights may only be exercised two business days prior to the day on which the subscription is opened until the second business day prior to its closing. Thus, the preferential subscription rights are transferable during the same period as their period of exercise. In accordance with French law, the period of exercise shall be no less than five business days.

The preferential subscription rights with respect to any particular offering may be waived at an extraordinary general meeting by a two-thirds vote of our shareholders or individually by each shareholder. Our board of directors and our independent auditors are required by French law to present reports to the shareholders' meeting that specifically address any proposal to waive the preferential subscription rights.

Our current shareholders waived their preferential subscription rights with respect to this offering at an extraordinary general shareholders' general meeting held on April 17, 2023.

In the future, to the extent permitted under French law, we may seek shareholder approval to waive preferential subscription rights at an extraordinary general shareholders' meeting in order to authorize the board of directors to issue additional shares and/or other securities convertible or exchangeable into shares.

Form, Holding and Transfer of Shares

Form of Shares. The shares are nominative or bearer, if the legislation so permits, according to the shareholder's choice.

Further, in accordance with applicable laws, we may request at any time from the central depository responsible for holding our Shares, the information referred to in Article L. 228-2 of the French Commercial Code. Thus, we are, in particular and at any time, entitled to request the name and year of birth or, in the case of a legal entity, the name and the year of incorporation, nationality and address of holders of securities conferring immediate or long-term voting rights at its General Meetings of Shareholders and the amount of securities owned by each of them and, where applicable, the restrictions that the securities could be affected by.

Holding of Shares. In accordance with French law concerning the "dematerialization" of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares issued are registered in individual accounts opened by us or any authorized intermediary, in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions.

Ownership of Shares by Non-French Persons. Neither French law nor our articles of association limit the right of non-residents of France or non-French persons to own or, where applicable, to vote our securities. However, (a) any non-French citizen, (b) any French citizen not residing in France, (c) any non-French entity or (d) any French entity controlled by one of the aforementioned persons or entities may have to file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our share capital or voting rights or cross such 10% threshold. Violation of this filing requirement may be sanctioned by five years of imprisonment and a fine of up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity.

Moreover, under French law, certain investments in any entity governed by a French law relating to certain strategic industries (such as research and development in biotechnologies and activities relating to public health) and activities by individuals or entities not French, not resident in France or controlled by entities not French or not resident in France are subject to prior authorization of the Ministry of Economy.

Assignment and Transfer of Shares. Shares are freely negotiable, subject to applicable legal and regulatory provisions. French law notably provides for standstill obligations and prohibition of insider trading.

Registration Rights

None of our security holders possess registration rights, other than the selling shareholder.

Differences in Corporate Law

The laws applicable to French sociétés anonymes differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the French Commercial Code applicable to us and the Delaware General Corporation Law relating to shareholders' rights and protections.

Differences in Corporate Law

The laws applicable to French sociétés anonymes differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the French Commercial Code applicable to us and the Delaware General Corporation Law relating to shareholders' rights and protections.

	France	Delaware

Number of Directors	Under French law, a société anonyme must have at least three and may have up to 18 directors. The number of directors is fixed by or in the manner provided in the by-laws.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the by-laws.

Director Qualifications	Under French law, a corporation may prescribe qualifications for directors under its by-laws. In addition, under French law, members of a board of directors of a corporation may be legal entities (with the exception of the Chairman of the board of directors), and such legal entities may designate an individual to represent them and to act on their behalf at meetings of the board of directors.	Under Delaware law, a corporation may prescribe qualifications for directors under its certificate of incorporation or by-laws.

Removal of Directors	Under French law, directors may be removed from office, with or without cause, at any shareholders' meeting without notice or justification, by a simple majority vote of the shareholders present and voting at the meeting in person or by proxy.	Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.

Vacancies on the Board of Directors	Under French law, vacancies on the board of directors resulting from death or a resignation, provided that at least three directors remain in office, may be filled by a majority of the remaining directors pending ratification by the shareholders by the next shareholders' meeting.	Under Delaware law, vacancies on a corporation's board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors.

	France	Delaware
Annual General Meeting	Under French law, the annual general meeting of shareholders shall be held at such place, on such date and at such time as decided each year by the board of directors and notified to the shareholders in the convening notice of the annual meeting, within six months after the close of the relevant fiscal year unless such period is extended by court order.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the by-laws.

General Meeting	Under French law, general meetings of the shareholders may be called by the board of directors or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the board of directors or the relevant person.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

Notice of General Meetings	A convening notice is published in the French Journal of Mandatory Statutory Notices (BALO) at least 35 days prior to a meeting and made available on the website of the company at least 21 days prior to the meeting. Subject to special legal provisions, the meeting notice is sent out at least 15 days prior to the date of the meeting, by means of a notice inserted both in a legal announcement bulletin of the registered office department and in the French Journal of Mandatory Statutory Notices (BALO). Further, the holders of registered shares for at least a month at the time of the latest of the insertions of the notice of meeting shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his e-mail address.	Under Delaware law, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.

The notice must specify the name of the company, its legal form, share capital, registered office address, registration number with the French Registry of Commerce and Companies (registre du commerce et des sociétés), the place, date, hour and agenda of the meeting and its nature (ordinary and/or extraordinary meeting).

	France	Delaware
Proxy	Each shareholder has the right to attend the meetings and participate in the discussions (i) personally, or (ii) by granting proxy to any individual or legal entity of his choosing; or (iii) by sending a proxy to the company without indication of the mandate, or (iv) by voting by correspondence, or (v) by videoconference or another means of telecommunication in accordance with applicable laws that allow identification.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, the other extraordinary, held on the same day or within a period of 15 days.

Shareholder action by written consent	Under French law, shareholders' action by written consent is not permitted in a société anonyme.	Under Delaware law, a corporation's certificate of incorporation (1) may permit stockholders to act by written consent if such action is signed by all stockholders, (2) may permit stockholders to act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting or (3) may prohibit actions by written consent.

Preemptive Rights	Under French law, in case of issuance of additional shares or other securities for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes held by the shareholders present at the extraordinary meeting deciding or authorizing the capital increase, voting in person or represented by proxy or voting by mail. In case such rights are not waived by the extraordinary general meeting, each stockholder may individually either exercise, assign or not exercise its preferential rights.	Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation's stock.

	France	Delaware
Sources of Dividends	Under French law, dividends may only be paid by a French société anonyme out of "distributable profits," plus any distributable reserves and "distributable premium" that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law. "Distributable profits" consist of the unconsolidated net profits of the relevant corporation for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.	Under Delaware law, dividends may be paid by a Delaware corporation either out of (1) surplus or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

"Distributable premium" refers to the contribution paid by the stockholders in addition to the par value of their shares for their subscription that the stockholders decide to make available for distribution.

Except in case of a share capital reduction, no distribution can be made to the stockholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the by- laws. Since October 1, 2016, preferential subscription rights may only be exercised two business days prior to the day on which the subscription is opened until the second business day prior to its closing. Thus, the preferential subscription rights are transferable during the same period as their period of exercise. In accordance with French law, the period of exercise shall be no less than 5 business days.

	France	Delaware
Repurchase of Shares	Under French law, a corporation may acquire its own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, the Market Abuse Regulation 596/2014 of April 16, 2014 (MAR) provides for safe harbor exemptions when the acquisition is made for the following purposes only:	Under Delaware law, a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

•	to decrease its share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction;

•	with a view to distributing within one year of their repurchase the relevant shares to employees or managers under a profit- sharing, free share or share option plan;

•	to meet obligations arising from debt securities that are exchangeable into equity instruments; or

•	under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 22-10-62 of the French Commercial Code and in accordance with the general regulations of the Financial Markets Authority (AMF).

A simple exemption is provided when the acquisition is made under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 22-10-62 of the French Commercial Code and in accordance with the General Regulations of the Financial Markets Authority (AMF).

A simple exemption is provided when the acquisition is made under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 22-10-62 of the French Commercial Code and in accordance with the General Regulations of the Financial Markets Authority (AMF).

No such repurchase of shares may result in the company holding, directly or through a person acting on its behalf, more than 10% of its issued share capital.

	France	Delaware
Liability of Directors and Officers	Under French law, the directors and the officers are individually or jointly and severally liable, as the case may be, to the company or to third parties, either for breaches of the laws or regulations applicable to société anonyme, or for breaches of the Articles of Association, or for misconduct in their management. In addition, French law provides for cases of criminal liability of the directors and officers. The by-laws may not include any provisions limiting the liability of directors.

Under Delaware law, a corporation's certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•     any breach of the director's duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•	any transaction from which the director derives an improper personal benefit.

Voting Rights	French law provides that, unless otherwise provided in the by-laws, each shareholder is entitled to one vote for each share of capital stock held by such shareholder.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions

Generally, under French law, completion of a merger, dissolution, sale, lease or exchange of all or substantially all of a corporation's assets requires:

•     the approval of the board of directors; and

•     approval by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation's assets or dissolution requires

•     the approval of the board of directors; and

•     approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

	France	Delaware
Dissent or Dissenters Appraisal Rights	French law does not provide for any such right but provides that a merger is subject to shareholders' approval by a two-thirds majority vote as stated above.	Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder's shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder.

Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•     shares of stock of the surviving corporation;

•     shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;

•     cash in lieu of fractional shares of the stock described in the two preceding bullet points; or

•     any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Standard of Conduct for Directors	French law does not contain specific provisions setting forth the standard of conduct of a director. However, directors have a duty to act without self-interest, on a well-informed basis and they cannot make any decision against a corporation's corporate interest (intérêt social).	Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well- informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Shareholder Suits	The plaintiff must remain a shareholder through the duration of the legal action.

There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation.

A shareholder may alternatively or cumulatively bring individual legal action against the directors, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•     state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff's shares thereafter devolved on the plaintiff by operation of law; and

•     allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff's failure to obtain the action; or

•     state the reasons for not making the effort.

•     Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Amendment of Certificate of Incorporation	Under French law, any modification of the information reflected on the certificate of incorporation at the time of registration (i.e. legal form, registered office, share capital, year-end, company's name, directors, statutory auditors) must be filed with the French Registry of Commerce and Companies.

Under Delaware law, generally a corporation may amend its certificate of incorporation if:

•     its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability; and

•     the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the corporation) of the outstanding shares entitled to vote on the amendment and a majority (or greater percentage as may be specified by the corporation) of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.

Amendment of By-laws	Under French law, only the extraordinary shareholders' meeting is authorized to adopt or amend the by-laws.	Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal by-laws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

Legal Name; Formation; Fiscal Year; Registered Office

Our legal and commercial name is Biophytis S.A. We were incorporated as a société par actions simplifiée under the laws of the French Republic on September 27, 2006 for a period of 99 years expiring on September 26, 2105, unless dissolved in advance or extended. The Company was transformed into a société anonyme on May 22, 2015. We are registered at the Paris Commerce and Companies Register under the number 492 002 225. Our principal executive offices are located at Sorbonne University—BC 9, Bâtiment A 4ème étage, 4 place Jussieu 75005 Paris, France and our telephone number is +33 1 44 27 23 00. Our registered office is 14, Avenue de l'Opéra, Paris, France. Our website address is www.biophytis.com. Our agent for service of process in the United States is Puglisi & Associates. Our fiscal year ends December 31.

Listing

ADSs, each representing 100 of our ordinary shares (or a right to receive 100 ordinary shares), are listed on the Nasdaq Capital Market under the symbol “BPTS.” Our ordinary shares are currently listed on Euronext Growth Paris under the symbol "ALBPS."

Transfer Agent and Registrar

The transfer agent and registrar for the ADSs is Computershare, Inc. Our share register is currently maintained by Uptevia, 89-91, rue Gabriel Péri, 92120 Montrouge, France, registered under n°439 430 976. The share register reflects only record owners of our ordinary shares. Holders of ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the shares underlying the ADSs. Holders of the ADSs have a right to receive the ordinary shares underlying the ADSs.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, registers and delivers our ordinary share ADSs. Each ADS represents 100 shares (or a right to receive 100 Shares) deposited with Societe Generale, as custodian for the depositary in France. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary's office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

An ADS holder may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in the ADS holder’s name, or (ii) by having uncertificated ADSs registered in the ADS holder’s name, or (B) indirectly by holding a security entitlement in ADSs through the ADS holder’s broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If an ADS holder hold ADSs directly, he or she is a registered ADS holder. If an investor holds the ADSs indirectly, the investor must rely on the procedures of his or her broker or other financial institution to assert the rights of ADS holders described in this section.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

ADS holders will not be treated as shareholders and ADS holders will not have shareholder rights. French law governs shareholder rights. The depositary will be the holder of the shares underlying the ADSs. As a registered holder of ADSs, the ADS holders will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement with The Bank of New York Mellon.

Dividends and Other Distributions

How will ADS holders receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. ADS holders will receive these distributions in proportion to the number of shares the ADSs represent.

Distributions of Cash

The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, ADS holders may lose some of the value of the distribution.

Distributions of Shares

The depositary may, and will if the company so requests in writing, distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Distribution of Rights

If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, ADS holders will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions

The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to ADS holders.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

ADS holders may surrender ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at the ADS holder’s request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge ADS holders a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

ADS holders may surrender their ADR to the depositary for the purpose of exchanging their ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do ADS holders vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit ADS holders’ voting instructions (and we are not required to do so), the depositary will notify the ADS holders of a shareholders' meeting and send or make voting materials available to them. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of France and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit voting instructions from our ADS holders, ADS holders may still send voting instructions, and, in that case, the depositary may try to vote as instructed, but it is not required to do so.

Except by instructing the depositary as described above, ADS holders won't be able to exercise voting rights unless they surrender their ADSs and withdraw the shares. However, ADS holders may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If (i) we asked the depositary to solicit voting instructions at least 45 days before the meeting date, (ii) the depositary does not receive voting instructions from the ADS holder by the specified date and (iii) we confirm in writing to the depositary that:

•	we wish to receive a proxy to vote uninstructed shares;

•	we reasonably do not know of any substantial shareholder opposition to a particular question; and

•	the particular question is not materially adverse to the interests of shareholders,

the depositary will consider the ADS holder to have instructed it to give, and it will give, a discretionary proxy to a person designated by us to vote the number of deposited securities represented by the ADS holder’s ADSs as to that question.

We cannot assure ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that ADS holders may not be able to exercise voting rights and there may be nothing they can do if their shares are not voted as requested.

In order to give ADS holders a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to ADS holder had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when the ADS holder deposits or withdraws shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depository. Where the depository converts currency itself or through any of its affiliates, the depository acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliates in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary's obligation under to act without negligence or bad faith. The methodology used to determine exchange rates used in currency made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

ADS holders will be responsible for any taxes or other governmental charges payable on the ADSs or on the deposited securities represented by any of the ADSs. The depositary may refuse to register any transfer of the ADSs or allow ADS holders to withdraw the deposited securities represented by the ADSs until those taxes or other charges are paid. It may apply payments owed to ADS holders or sell deposited securities represented by the ADSs to pay any taxes owed and the ADS holder will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides, after consultation with the company to the extent practicable, it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask ADS holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without the ADS holders’ consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on the ADS holder’s behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit. In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Right to Receive the Shares Underlying ADSs

ADS holders have the right to cancel the ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares;

•	when the ADS holder owes money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertifiated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register the transfer.

In connection with an in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for ADS holders’ inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send ADS holders copies of those communications or otherwise make those communications available to them if they ask it to. ADS holders have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. By agreeing to the jury trial waiver provision in the deposit agreement, ADS holders will not be deemed to have waived our compliance with or the depositary's compliance with the federal securities laws and the rules and regulations promulgated thereunder.

PLAN OF DISTRIBUTION

The selling shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the securities covered by this prospectus on any markets or exchanges on which the ADSs and/or the ordinary shares are listed or quoted for trading on the date in question or any other share exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities have been sold by the selling shareholder or (ii) the expiration date of the Ordinary Warrants. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADS and/or ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of ADSs and/or ordinary shares by the selling shareholder or any other person.

EXPENSES

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of ordinary shares by the selling shareholders. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$444
Legal fees and expenses	$10,000
Accounting fees and expenses	$25,000
Miscellaneous expenses	$556
Total	$36,000

LEGAL MATTERS

Reed Smith LLP, New York has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Reed Smith LLP, Paris, France has passed upon certain legal matters regarding the securities offered hereby under French law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Biophytis S.A. as of December 31, 2021 and for each of the two years in the period ended December 31, 2021 appearing in Biophytis S.A.’s Annual Report on Form 20-F for the year ended December 31, 2022, have been audited by Ernst & Young et Autres, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Biophytis S.A. as of December 31, 2022, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG S.A., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The offices of KPMG S.A. are located at 2, avenue Gambetta, CS 60055, 92066 Paris-la-Défense, France.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a société anonyme, or S.A., organized under the laws of France. The majority of our directors and officers are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. Accordingly, U.S. investors may find it difficult and may be unable:

•	to effect service of process upon or obtain jurisdiction over our company or our officers and directors in U.S. courts in actions predicated on the civil liability provisions of the U.S. federal securities laws;

•	to enforce, either inside or outside the United States, judgments obtained in U.S. or non-U.S. courts in actions predicated upon the civil liability provisions of the U.S. federal securities laws against us or our officers and directors;

•	to bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us or our officers or directors; and/or

•	to enforce against us or our directors in non-U.S. courts, including French courts, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

Nevertheless, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would be recognized and enforced in France provided that a French judge considers that this judgment meets the French legal requirements concerning the recognition and the enforcement of foreign judgments and is capable of being immediately enforced in the United States. In the absence of a bilateral international convention, a French court is therefore likely to grant the enforcement of a foreign judgment without a review of the merits of the underlying claim, only if (1) the U.S. federal or state court has jurisdiction, (2) that judgment does not contravene international public order and public policy of France and (3) that judgement is not tainted with fraud .

We have been informed by Reed Smith LLP, our counsel, that there is doubt as to enforceability in France, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated in the U.S. federal securities laws.

In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law No. 68-678 of July 26, 1968 as amended by French Law No. 80-538 of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with those actions. Each of the foregoing statements also applies to our auditors.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, including amendments and relevant exhibits and schedules, covering the Shares represented by ADSs to be sold by the selling shareholder in this offering. A related registration statement on Form F-6 has been filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and the securities offered hereby.

We file annual reports on Form 20-F and other information with the SEC and furnish reports on Form 6-K to the SEC. We are not required to disclose certain other information that is required from U.S. domestic issuers. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders and our directors, senior management and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer.

Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also access our SEC filings at our website www.biophytis.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on April 19, 2023, and Amendment No. 1 to the Annual Report on Form 20-F filed with the SEC on July 3, 2023;

•	Reports of Foreign Private Issuers on Form 6-K furnished to the SEC on January 31, 2023 (interim financial report, excluding the Statement by the person responsible for the half-year financial report and the Statutory Auditors' limited review report on the half-year condensed consolidated financial statements prepared in accordance with IFRS standards as adopted in the European Union), on February 2, 2023 (excluding the statement of management); and on July 21, 2023; and

•	the descriptions of our ordinary shares and ADSs contained in our Registration Statement on Form 8-A filed with the SEC on February 4, 2021 as updated by the description of our ordinary shares and ADSs contained in Exhibit 2.3 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on March 12, 2021.

All annual reports on Form 20-F and any amendment thereto and any report on Form 6-K (or portion thereof) that expressly indicates it is being incorporated by reference in this prospectus, in each case, that we file with or furnish to the SEC prior to the termination or completion of the offering under this prospectus (including all such reports or documents we may file with or furnish to the SEC on or after the date on which the registration statement of which this prospectus is a part is first filed with the SEC and prior to the effectiveness of the registration statement), will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing or furnishing of such reports and documents. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All of the documents that are incorporated by reference are available at the website maintained by the SEC at http://www.sec.gov. In addition, copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, to whom a copy of this prospectus is delivered on the written or oral request of that person made to: Biophytis S.A., Sorbonne University-BC 9, Bâtiment A 4ème étage, 4 place Jussieu 75005 Paris, France, Attention: Chief Executive Officer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Under French law, provisions of bylaws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.

We have liability insurance for our directors and officers. We also entered into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements provide for indemnification for damages and expenses including, among other things, attorneys' fees, judgments and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Item 7. Recent Sales of Unregistered Securities

Set forth below is information regarding ordinary shares, preferred shares, share options, and warrants to purchase shares issued by us within the past three years (since August 1, 2020) that were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

The offers, sales and issuances of the securities described below were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation.

Except as otherwise indicated herein or as the context otherwise requires, references below to “Stealth,” “the Company,” “we,” “us” and “our” refer to Biophytis S.A. and its consolidated subsidiaries, or any one or more of them as the context may require.

Securities Sold in 2023

•	On January 10, 2023, we recorded the issuance of 4,784,688 ordinary shares upon the conversion of 8 bonds;

•	On February 13, 2023, we recorded the issuance of 55,392,827 ordinary shares upon the conversion of 82 bonds and the issuance of 218 ordinary shares upon the exercise of 218 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €58.86;

•	On April 13, 2023, we recorded the issuance of 12,941,176 ordinary shares upon the conversion of 22 bonds;

•	On May 2, 2023, we recorded the issuance of 1,578,960 ordinary shares upon definitive acquisition of free shares and the issuance of 4,966,887 ordinary shares upon the conversion of 6 bonds;

•	On May 9, 2023, we recorded the issuance of 5,084,745 ordinary shares upon the conversion of 6 bonds;

•	On May 11, 2023, we recorded the issuance of 103,717,811 ordinary shares in connection with a private placement at a price of €0.0222 per share, for aggregate proceeds to us of €2,302,535.40;

•	On July 10, 2023, we recorded the issuance of 5,745 ordinary shares upon the exercise of 5745 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €1,551.15;

•	On July 12, 2023, we recorded the issuance of 5,263,157 ordinary shares upon the conversion of 4 bonds;

•	On July 20, 2023, we recorded the issuance of 27,322,404 ordinary shares upon the conversion of 20 bonds;

•	On July 21, 2023, we recorded the issuance of 27,322,404 ordinary shares upon the conversion of 20 bonds.

Securities Sold in 2022

•	On January 6, 2022, we recorded the issuance of 575,680 ordinary shares upon the conversion of 10 bonds;

•	On February 10, 2022, we recorded the issuance of 3,550,550 ordinary shares upon the conversion of 56 bonds and the issuance of 141 ordinary shares upon the exercise of 141 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €38.07;

•	On March 18, 2022, we recorded the issuance of 3,518,524 ordinary shares upon the conversion of 32 bonds and the issuance of 4,281 ordinary shares upon the exercise of 4,281 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €1,155.87;

•	On April 7, 2022, we recorded the issuance of 4,832,504 ordinary shares upon the conversion of 44 bonds and the issuance of 2,535 ordinary shares upon the exercise of 2,535 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €684.45;

•	On April 22, 2022, we recorded the issuance of 2,014,623 ordinary shares upon the conversion of 14 bonds;

•	On May 10, 2022, we recorded the issuance of 3,002 ordinary shares upon the exercise of 3,002 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €810.54;

•	On June 1, 2022, we recorded the issuance of 2,795,821 ordinary shares upon the conversion of 14 bonds and the issuance of 5,241 ordinary shares upon the exercise of 5,241 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €1,048.20;

•	On June 13, 2022, we recorded the issuance of 10,559,824 ordinary shares upon the conversion of 50 bonds;

•	On July 6, 2022, we recorded the issuance of 665 ordinary shares upon the exercise of 665 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €179.55 and 2,152 ordinary shares upon the exercise of 2,152 founders' warrants at an exercise price of €0.27 per share for aggregate proceeds to us of €581.04 and 4,303 ordinary shares upon the exercise of 4,303 founders' warrants at an exercise price of €0.47 per share for aggregate proceeds to us of €2,022.41;

•	On August 17, 2022, we recorded the issuance of 10,164,735 ordinary shares upon the conversion of 32 bonds;

•	On September 2, 2022, we recorded the issuance of 9,090,908 ordinary shares upon the conversion of 32 bonds and the issuance of 582 ordinary shares upon the exercise of 582 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €157.14;

•	On September 14, 2022, we recorded the issuance of 10,964,912 ordinary shares upon the conversion of 40 bonds;

•	On September 15, 2022, we recorded the issuance of 6,631,068 ordinary shares upon definitive acquisition of free shares;

•	On October 14, 2022, we recorded the issuance of 1,623,376 ordinary shares upon the conversion of 4 bonds;

•	On October 24, 2022, we recorded the issuance of 1,666,666 ordinary shares upon the conversion of 4 bonds;

•	On November 4, 2022, we recorded the issuance of 10,563,380 ordinary shares upon the conversion of 24 bonds;

•	On November 17, 2022, we recorded the issuance of 1,976,284 ordinary shares upon the conversion of 4 bonds;

•	On November 21, 2022, we recorded the issuance of 2,012,072 ordinary shares upon the conversion of 4 bonds;

•	On November 28, 2022, we recorded the issuance of 3,232,758 ordinary shares upon the conversion of 6 bonds;

•	On November 30, 2022, we recorded the issuance of 5,387,931 ordinary shares upon the conversion of 10 bonds;

•	On December 1, 2022, we recorded the issuance of 6,465,516 ordinary shares upon the conversion of 12 bonds and the issuance of 58 ordinary shares upon the exercise of 58 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €15.66;

•	On December 8, 2022, we recorded the issuance of 2,192,982 ordinary shares upon the conversion of 4 bonds;

•	On December 22, 2022, we recorded the issuance of 2,500,911 ordinary shares upon definitive acquisition of free shares.

Securities Sold in 2021

•	On January 18, 2021, we recorded the issuance of 29,876 ordinary shares upon the exercise of 29,876 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €8,066.52;

•	On February 3, 2021, we recorded the issuance of 206,092 ordinary shares upon the exercise of 206,092 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €55,644.84;

•	On February 26, 2021, we recorded the issuance of 141,242 ordinary shares upon the exercise of 141,242 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €38,135.34;

•	On March 22, 2021, we recorded the issuance of 585,936 ordinary shares upon the exercise of 585,936 share warrants at an exercise price of €0.64 per share, for aggregate proceeds to us of €374,999.04;

•	On April 7, 2021, we recorded the issuance of 25,764 ordinary shares upon the exercise of 25,764 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €6,956.28;

•	On May 3, 2021, we recorded the issuance of 47,265 ordinary shares upon the exercise of 47,265 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €12,761.55 and 4,303 ordinary shares upon the exercise of 4,303 founders' warrants at an exercise price of €0.47 per share for aggregate proceeds to us of €2,022.41;

•	On June 8, 2021, we recorded the issuance of 6,796 ordinary shares upon the exercise of 6,796 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €1,834.92 and 16,808 ordinary shares upon the exercise of 16,808 founders' warrants at an exercise price of €0.27 per share for aggregate proceeds to us of €4,538.16 and 33,616 ordinary shares upon the exercise of 33,616 founders' warrants at an exercise price of €0.47 per share for aggregate proceeds to us of €15,799.52;

•	On June 25, 2021, we recorded the issuance of 1,199,868 ordinary shares upon the conversion of 40 bonds;

•	On July 1, 2021, we recorded the issuance of 650,632 ordinary shares upon the exercise of 650,632 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €175,670.64 and 34,649 ordinary shares upon the exercise of 34,649 founders' warrants at an exercise price of €0.27 per share for aggregate proceeds to us of €9,355.23 and 69,297 ordinary shares upon the exercise of 69,297 founders' warrants at an exercise price of €0.47 per share for aggregate proceeds to us of €32,569.59;

•	On July 19, 2021, we recorded the issuance of 1,386,214 ordinary shares upon the conversion of 40 bonds;

•	On August 2, 2021, we recorded the issuance of 4,950,000 ordinary shares in connection with a private placement at a price of €0.73 per share, for aggregate proceeds to us of €3,619,440;

•	On August 4, 2021, we recorded the issuance of 1,159,648 ordinary shares upon the conversion of 32 bonds and the issuance of 1,793 ordinary shares upon the exercise of 1,793 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €484.11;

•	On September 6, 2021, we recorded the issuance of 1,444,685 ordinary shares upon the conversion of 40 bonds;

•	On September 8, 2021, we recorded the issuance of 5,439 ordinary shares upon the exercise of 5,439 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €1,458.53;

•	On September 15, 2021, we recorded the issuance of 1,005,222 ordinary shares upon the conversion of 28 bonds;

•	On October 4, 2021, we recorded the issuance of 2,305,638 ordinary shares upon the conversion of 60 bonds and the issuance of 3,722 ordinary shares upon the exercise of 3,722 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €1,004.94;

•	On November 5, 2021, we recorded the issuance of 1,217 ordinary shares upon the exercise of 1,217 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €328,59;

•	On November 17, 2021, we recorded the issuance of 1,000,416 ordinary shares upon the conversion of 20 bonds;

•	On December 3, 2021, we recorded the issuance of 3,001,070 ordinary shares upon the conversion of 50 bonds and the issuance of 453 ordinary shares upon the exercise of 453 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €122.31;

•	On December 17, 2021, we recorded the issuance of 2,362,346 ordinary shares upon the conversion of 40 bonds;

•	On December 23, 2021, we recorded the issuance of 590,586 ordinary shares upon the conversion of 10 bonds.

•	On December 29, 2021, we recorded the issuance of 923,563 ordinary shares upon the conversion of 16 bonds and the issuance of 2,404 ordinary shares upon the exercise of 2,404 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €649.08.

Securities Sold from August 1, 2020 to December 31, 2020

•	On August 5, 2020, we recorded the issuance of 22, 831 ordinary shares upon the exercise of 22,831 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €6,164.37 and 2,152 ordinary shares upon the exercise of 2,152 founders' warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €581.04;

•	On August 14, 2020, we recorded the issuance of 1,207,174 ordinary shares upon the conversion of 30 bonds;

•	On September 7, 2020, we recorded the issuance of 19,574 ordinary shares upon the exercise of 19,574 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €5,284.98;

•	On September 16, 2020, we recorded the issuance of 3,625 ordinary shares upon the exercise of 3,625 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €978.75;

•	On September 28, 2020, we recorded the issuance of 1,406 ordinary shares upon the exercise of 1,406 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €379.62;

•	On September 29, 2020, we recorded the issuance of 7,806,116 ordinary shares upon the conversion of 120 bonds;

•	On October 2, 2020, we recorded the issuance of 21,276,596 ordinary shares in connection with a private placement at a price of €0.47 per share, for aggregate proceeds to us of €10,000,000.12;

•	On November 3, 2020, we recorded the issuance of 3,435,662 ordinary shares upon the conversion of 60 bonds;

•	On November 4, 2020, we recorded the issuance of 34,115 ordinary shares upon the exercise of 34,115 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €9,211.05;

•	On December 1, 2020, we recorded the issuance of 18,042 ordinary shares upon the exercise of 18,042 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €4,871.34;

•	On December 16, 2020, we recorded the issuance of 34,083 ordinary shares upon the exercise of 34,083 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €9,202.41 and 313,417 ordinary shares upon the exercise of 313,417 founders' warrants at an exercise price of €0.27 per share for aggregate proceeds to us of €84,622.59;

•	On December 30, 2020, we recorded the issuance of 606,246 ordinary shares upon the exercise of 606,246 share warrants at an exercise price of €0.27 per share, for aggregate proceeds to us of €163,686.42.

Item 8. Exhibits and Financial Statement Schedules

Exhibit No.	Description of Exhibit

3.1	By-laws (status) of the registrant (English translation) dated July 21, 2023

4.1	Form of Deposit Agreement (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1/A (File No. 333-252225) filed on February 2, 2021)

4.2	Form of American Depositary Receipt (included in Exhibit 4.1) (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1/A (File No. 333-252225) filed on February 2, 2021)

4.3	Description of Ordinary Shares (incorporated by reference to Exhibit 2.3 to the Annual Report on Form 20-F (File No. 001-38974) filed on March 12, 2021)

5.1	Opinion of Reed Smith LLP (France)

10.1	Venture Loan Agreement by and between Biophytis S.A. and Kreos Capital V (UK) Ltd., dated September 10, 2018 (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.2	Bonds Issue Agreement by and between Biophytis S.A. and Kreos Capital V (UK) Ltd., dated September 10, 2018 (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.3†	Goodwill Pledge Agreement by and between Biophytis S.A. and Kreos Capital V (UK) Ltd., dated September 10, 2018 (English translation) (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.4†	Accord d’Exploitation (License Agreement), dated January 1, 2016, by and among Biophytis S.A. and L’Universite Pierre et Marie Curie, Le Centre National de la Recherche Scientifique and L’Institut National de la Sante et de la Recherche Medicale (English translation) (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.5†	Accord d’Exploitation (License Agreement), dated January 1, 2016, by and among Biophytis S.A., L’Universite Pierre et Marie Curie, Le Centre National de la Recherche Scientifique and L’Institut National de la Recherche Agronomique (English translation) (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.6†	Amendment No. 1 to the License Agreement by and between Biophytis S.A., L’Universite Pierre et Marie Curie, Le Centre National de la Recherche Scientifique and L’Institut National de la Recherche Agronomique dated April 2, 2019 (English translation) (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.7†	Amendment No. 2 to the License Agreement by and between Biophytis S.A., Sorbonne Universite, Le Centre National de la Recherche Scientifique and L’Institut National de la Recherche Agronomique dated November 6, 2020 (English translation) (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.8†	Amendment No. 3 to the License Agreement by and between Biophytis S.A., Sorbonne Universite, Le Centre National de la Recherche Scientifique and L’Institut National de la Recherche Agronomique dated December 17, 2020 (English translation) (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.9†	Amendment No. 1 to the License Agreement by and between Biophytis S.A., Sorbonne Universite, Le Centre National de la Recherche Scientifique and L’Institut National de la Sante et de la Recherche Medicale dated December 17, 2020 (English translation) (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.10†	Co-ownership Agreement relating to patents S1 by and between Biophytis S.A., Universite Pierre et Marie Curie and Le Centre de la Recherche Scientifique, dated July 10, 2008 with effect as from November 30, 2007 (English translation) (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.11†	Co-ownership Agreement relating to patents S2 by and between Biophytis S.A. and Universite Pierre et Marie Curie, dated March 29, 2016 with effect as from November 10, 2011 (English translation) (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.12†	Co-ownership Agreement Considered as Partial Transfer of Share Patent relating to patents S3 by and between Biophytis S.A., L’Institut National de la Recherche Agronomque and Universite Pierre et Marie Curie, dated July 6, 2017 with effect as from December 13, 2011 (English translation) (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.13†	Co-ownership Agreement relating to patents S4 by and between Biophytis S.A. and Universite Pierre et Marie Curie, dated November 18, 2016 with effect as from May 20, 2014 (English translation) (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.14	Co-ownership Agreement Constituting Partial Transfer of Shares by and between Biophytis S.A., Sorbonne Universite and Le Centre National de la Recherche Scientifique, dated October 9, 2019 (English translation) (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.15†	Co-ownership Agreement Considered as a Transfer of Sale relating to patents MI by and between the Institut Biophytis and Universite Pierre et Marie Curie, dated November 10, 2014 with effect as from June 25, 2009 (English translation) (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.16†	Co-ownership Agreement a Partial Assignment of Share relating to patents MII by and between the Institut Biophytis, Universite Pierre et Marie Curie and Le Centre de la Recherche Scientifique, dated May 11, 2017 with effect as from May 13, 2011 (English translation) (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.17†	Co-ownership Agreement Constituting the Partial Transfer of the Share relating to patents MIII by and between Biophytis S.A., Universite Pierre et Marie Curie, Le Centre de la Recherche Scientifique and Inserm Transfer SA, dated October 16, 2017 with effect as from April 30, 2015 (English translation) (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.18†	Co-ownership Agreement relating to patents MIV by and between Biophytis S.A., Universite Pierre et Marie Curie, Le Centre de la Recherche Scientifique and Inserm Transfer SA, dated December 18, 2017 with effect as from May 27, 2015 (English translation) (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.19†	Collaboration Agreement by and between Biophytis S.A., Sorbonne Universite, Le Centre de la Recherche Scientifique and Institut National de la Santé et de la Recherche Médicale dated March 2, 2020 (English translation) (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.20†	Collaboration Agreement by and between Biophytis S.A., Sorbonne Universite and Le Centre de la Recherche Scientifique dated February 1, 2019 (English translation) (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.21†	Amendment No. 1 to the Collaboration Agreement by and between Biophytis S.A., Sorbonne Universite and Le Centre de la Recherche Scientifique (English translation) (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.22†	Collaboration Agreement by and between Biophytis S.A., Universite Paris Descartes and SATT Ile de France Innov with effect as from September 10, 2018 (English translation) (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.23	Services Agreement relating to the SARA INT clinical data platform between Biophytis S.A. and BlueCompanion Ltd., dated December 22, 2017 (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.24	Amendment 1 to the Services Agreement relating to the SARA INT clinical data platform between Biophytis S.A. and BlueCompanion Ltd., dated July 20, 2018 (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.25	Amendment 2 to the Services Agreement relating to the SARA INT clinical data platform between Biophytis S.A. and BlueCompanion Ltd., dated October 31, 2019 (incorporated by reference to Exhibit 4.25 to the Annual Report on Form 20-F (File No. 001-38974) filed on March 12, 2021)

10.26†	Amendment 3 to the Services Agreement relating to the SARA INT clinical data platform between Biophytis S.A. and BlueCompanion Ltd., dated March 3, 2020 (incorporated by reference to Exhibit 4.26 to the Annual Report on Form 20-F (File No. 001-38974) filed on March 12, 2021)

10.27	Services Agrement regarding SARA DATA/OBS clinical platform between Biophytis S.A. and BlueCompanion Ltd., dated May 16, 2017 (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.28	Amendment 1 to the Services Agreement regarding SARA DATA/OBS clinical data platform between Biophytis S.A. and BlueCompanion Ltd., dated December 22, 2017 (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.29	Amendment 2 to the Services Agreement regarding SARA DATA/OBS clinical data platform between Biophytis S.A. and BlueCompanion Ltd., dated December 7, 2018 (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.30	Services Agreement by and between Biophytis S.A. and Biophytis, Inc., dated March 22, 2019 (English translation) (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.31	Amendment No. 1 to the Services Agreement by and between Biophytis S.A. and Biophytis, Inc., dated June 7, 2019 (English translation) (incorporated by reference to Exhibit 10.29 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.32	Assignment Agreement between Biophytis S.A. and Stanislas Veillet, dated May 22, 2019 (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.33	Amendment to Assignment Agreement between Biophytis S.A. and Sanislas Veillet, dated April 6, 2020 (incorporated by reference to Exhibit 10.31 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.34†	Consultant Service Agreement between Biophytis S.A. and Successful Life SAS, dated October 1, 2019 (English translation) (incorporated by reference to Exhibit 10.32 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.35	Amendment No. 1 to the Consultant Service Agreement between Biophytis S.A. and Successful Life SAS, dated October 1, 2020 (English translation) (incorporated by reference to Exhibit 10.33 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.36	Amendment No. 2 to the Consultant Service Agreement between Biophytis S.A. and Successful Life SAS, dated March 9, 2020 (English translation) (incorporated by reference to Exhibit 4.36 to the Annual Report on Form 20-F (File No. 001-38974) filed on March 12, 2021)

10.37†	Issuance and Subscription Agreement for bonds with an option for exchange in cash and/or conversion into new or existing shares between Biophytis S.A. and Atlas Special Opportunities LLC (in the presence of Atlas Capital Markets), dated April 5, 2020 (incorporated by reference to Exhibit 10.34 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.38†	Amendment Agreement to the Issuance and Subscription Agreement for bonds with an option for exchange in cash and/or conversion into new or existing shares between Biophytis S.A. and Atlas Special Opportunities LLC (in the presence of Atlas Capital Markets), dated June 18, 2020 (incorporated by reference to Exhibit 10.35 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.39	Amendment Agreement to the Issuance and Subscription Agreement for bonds with an option for exchange in cash and/or conversion into new or existing shares between Biophytis S.A. and Atlas Special Opportunities LLC (in the presence of Atlas Capital Markets), dated May 26, 2021 (incorporated by reference to Exhibit 4.39 to the Form 20-F (File No. 001-38974) filed on April 21, 2022)

10.40	Issuance and Subscription Agreement for bonds with an option for exchange in cash and/or conversion into new or existing shares between Biophytis S.A. and Atlas Special Opportunities LLC (in the presence of Atlas Capital Markets), dated June 14, 2021 (incorporated by reference to Exhibit 4.40 to the Form 20-F (File No. 001-38974) filed on April 21, 2022)

10.41	Subscription Agreement for convertible and non-convertible bonds between Biophytis S.A. and Kreos Capital VI (UK) Ltd and Kreos Capital VI (Expert Fund) LP dated November 19, 2021 (incorporated by reference to Exhibit 4.41 to the Form 20-F (File No. 001-38974) filed on April 21, 2022)

10.42	Bonds Issue Agreement for non-convertible bonds between Biophytis S.A. and Kreos Capital VI (UK) Ltd dated November 19, 2021 (incorporated by reference to Exhibit 4.42 to the Form 20-F (File No. 001-38974) filed on April 21, 2022)

10.43	Convertible Bonds Issue Agreement for convertible bonds between Biophytis S.A. and Kreos Capital VI (Expert Fund) LP dated November 19, 2021 (incorporated by reference to Exhibit 4.43 to the Form 20-F (File No. 001-38974) filed on April 21, 2022)

10.44	Business Pledge Agreement between Biophytis S.A. and Kreos Capital VI (UK) Ltd dated November 19, 2021 (incorporated by reference to Exhibit 4.44 to the Form 20-F (File No. 001-38974) filed on April 21, 2022)

10.45	Bank Account Pledge Agreement between Biophytis S.A. and Kreos Capital VI (UK) Ltd dated November 19, 2021 (incorporated by reference to Exhibit 4.45 to the Form 20-F (File No. 001-38974) filed on April 21, 2022)

10.46	IP Pledge Agreement between Biophytis S.A. and Kreos Capital VI (UK) Ltd dated November 19, 2021 (incorporated by reference to Exhibit 4.46 to the Form 20-F (File No. 001-38974) filed on April 21, 2022)

10.39	Services Agreement by and between Biophytis S.A. and Institut Biophytis Do Brasil, dated July 1, 2020 (English translation) (incorporated by reference to Exhibit 10.36 to the Registration Statement on Form F-1 (File No. 333-252225) filed on January 19, 2021)

10.40	Subscription Agreement, dated July 18, 2023 (incorporated by reference to Exhibit 10.1 to the Form 6-K (File No. 001-38974) filed on July 21, 2023)

10.41	Placement Agency Agreement, dated July 18, 2023 (incorporated by reference to Exhibit 10.2 to the Form 6-K (File No. 001-38974) filed on July 21, 2023)

10.42	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.3 to the Form 6-K (File No. 001-38974) filed on July 21, 2023)

10.43	Form of Ordinary Warrant (incorporated by reference to Exhibit 10.4 to the Form 6-K (File No. 001-38974) filed on July 21, 2023)

21.1	List of subsidiaries of the registrant (incorporated by reference to Exhibit 8.1 to the Annual Report on Form 20-F (File No. 001-38974) filed on March 12, 2021)

23.1	Consent of Ernst & Young et Autres, independent registered public accounting firm

23.2	Consent of KPMG SA, independent registered public accounting firm

23.3	Consents of Reed Smith LLP (France) (included in Exhibit 5.1)

107	Filing Fee Table

†           Confidential portions of the exhibit have been omitted.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements;

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Paris, France on this 4th day of August, 2023.

BIOPHYTIS S.A.

By:	/s/ Stanislas Veillet
Name:	Stanislas Veillet
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Stanislas Veillet as his attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Stanislas Veillet	Chief Executive Officer and Chairman	August 4, 2023
Stanislas Veillet	(Principal Executive Officer)

/s/ Nicolas Fellmann	Chief Financial Officer	August 4, 2023
Nicolas Fellmann	(Principal Financial Officer and Principal Accounting Officer)

/s/ Claude Allary	Director	August 4, 2023
Claude Allary

Director
Nadine Coulm

/s/ Jean Mariani	Director	August 4, 2023
Jean Mariani

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the registrant’s duly authorized representative in the United States, has signed this registration statement in the City of Newark, Delaware on August 4, 2023.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director